Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-135618) and on Form S-8 (No. 333-175638, No. 333-198723 and No. 333-232248) of Virco Mfg. Corporation (the “Company”), of our report dated April 28, 2023, relating to the consolidated financial statements as of and for the year ended January 31, 2023 of the Company, appearing in this Annual Report on Form 10-K for the year ended January 31, 2023.

/s/ Moss Adams LLP

Los Angeles, California
April 28, 2023